Exhibit 99.4

NeoGames S.A. (until November 10, 2020: Neogames S.à r.l.)

Management Report, Financial Statements and Report of the réviseur d’entreprises agréé

AS OF DECEMBER 31, 2020

63-65, rue de Merl
L-2146 Luxembourg
RCS: B186309

Management Report, Financial Statements and Report of the réviseur d’entreprises agréé

AS OF DECEMBER 31, 2020

NEOGAMES S.A.

STATEMENT OF FINANCIAL POSITION

		December 31,
		2020	2019
	Note	U.S. dollars (in thousands)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	4	45,855	778
Restricted deposits		176	288
Prepayments		535	300
Receivables from Aspire Group	9	-	181
Receivables from subsidiaries	6	16,512	6,980
Trade receivables and other receivables	5	2,121	1,736
		65,199	10,263

NON-CURRENT ASSETS
Property and equipment, net		113	70
Intangible assets	7	17,835	14,413
Shares in affiliated undertakings	8	202	202
		18,150	14,685

TOTAL ASSETS		83,349	24,948

The accompanying notes are an integral part of these financial statements.

                                                                                NEOGAMES S.A.
STATEMENT OF FINANCIAL POSITION

		December 31,
		2020	2019
	Note	U.S. dollars (in thousands)
LIABILITIES AND EQUITY

CURRENT LIABILITIES
Trade and other payables		1,955	560
Payables due to subsidiaries	6	7,492	6,207
Payables to Aspire Group		24	-
		9,471	6,767

NON-CURRENT LIABILITIES
Capital notes, loans and accrued interest due to Aspire Group	9	17,739	14,987
Loans and other from William Hill, net	9	12,638	14,245
		30,377	29,232

EQUITY
Share capital	11	44	21
Reserve		15,512	11,440
Share premium		68,608	22,788
Accumulated losses		(40,663)	(45,300)
		43,501	(11,051)

TOTAL LIABILITIES AND EQUITY (DEFICIT)		83,349	24,948

April 13, 2022
Moti Malul

April 13, 2022
Laurent Teitgen

The accompanying notes are an integral part of these financial statements.

NEOGAMES S.A.
STATEMENT OF COMPREHENSIVE INCOME / (LOSS)

	Note	2020	2019
		U.S. dollars (in thousands)

Revenues	12	41,331	23,866

Development expenses		18,086	14,826
Selling and marketing expenses		303	315
General and administrative expenses	13	2,189	1,536
Initial public offering expenses		2,796	-
Depreciation and amortization		9,776	7,828
		33,150	24,505

Profit (loss) from operations
		8,181	(639)
Interest expenses with respect to funding from related parties		4,343	3,792
Finance expenses (income), net	16	(1,004)	131
Profit (loss) before income taxes expenses		4,842	(4,562)

Income taxes expenses		205	(107)

Profit (loss) for the period		4,637	(4,669)
Other comprehensive income		-	-
Comprehensive and net income (loss)		4,637	(4,669)
Net income (loss) per common share outstanding, basic ($)		0.21	(0.21)
Net income(loss) per common share outstanding, diluted ($)		0.19	(0.21)
Weighted average number of common shares outstanding, basic	18	22,329,281	21,983,757
Weighted average number of common shares outstanding, diluted	18	23,898,477	21,983,757

April 13, 2022
Moti Malul

April 13, 2022
Laurent Teitgen

The accompanying notes are an integral part of these financial statements.

            NEOGAMES S.A
STATEMENTS OF CHANGES IN EQUITY

	Share capital		Share premium	Accumulated gains (losses)	Share based payments reserve (note 10)	Reserve with respect to funding transactions with related parties	Reserve with respect to transaction under common control	Total equity (deficit)

Balance as of January 1, 2018	21		22,788	(33,085)	2,352	16,940	(8,467)	549

Changes in the year:
Total comprehensive loss for the year				(7,546)				(7,546)
Balance as of December 31, 2018	21		22,788	(40,631)	2,352	16,940	(8,467)	(6,997)

Changes in the year:
Equity settled Share based compensation					615			615
Total comprehensive loss for the year				(4,669)				(4,669)
Balance as of December 31, 2019	21		22,788	(45,300)	2,967	16,940	(8,467)	(11,051)

Changes in the year:
Equity settled Share based compensation					969			969
Benefit to the Company by an equity holder with respect to funding transactions						3,132		3,132
Recapitalization of share capital	23		(23)					-
Issuance of ordinary shares, net of issuance cost, in an initial public offering,	-		45,810					45,810
Exercise of employee options to ordinary shares	-		33		(29)			4
Legal reserve				-				-
Total comprehensive income for the year				4,637				4,637
Balance as of December 31, 2020	44	*	68,608	(40,663)	3,907	20,072	(8,467)	43,501

*    24,983,855 shares, no par value, authorized issued and fully paid.
** On November 10, 2020, the Company completed a 1: 8.234 (approximated) reverse split of its share capital by way of conversion of its then existing 181,003,584 shares into 21,983,757 shares, which were applied retrospectively.

The accompanying notes are an integral part of these financial statements.

April 13, 2022
Moti Malul

April 13, 2022
Laurent Teitgen

NEOGAMES S.A.
STATEMENTS OF CASH FLOWS

	2020	2019
Cash flows from operating activities:
Net profit (loss) for the period	4,637	(4,669)

Adjustments for:
Amortization and depreciation	9,776	7,828
Income taxes expenses	205	107
Interest expenses with respect to funding from related parties	4,343	3,792
Interest paid	(223)	(279)
Other finance expenses (income), net	(1,004)	131
Payments with respect to IP Option	478	825
Share based compensation	969	615
Initial public offering expenses	2,430	-
Increase in trade receivables	(706)	(755)
Decrease in other receivables	(235)	(194)
Decrease (increase) in Aspire Group	205	(142)
Increase (decrease) in trade and other payables	2,194	(199)
Increase in Receivables from subsidiaries	(8,247)	(2,321)
	10,185	9,409

Net cash generated from operating activities	14,822	4,740

Cash flows from investing activities:
Purchase of property and equipment, net	(113)	(74)
Capitalized development costs	(13,128)	(11,454)
Net change in deposits	112	(147)

Net cash used in investing activities	(13,129)	(11,675)

Cash flows from financing activities:
Loans from William Hill	2,500	6,500
Repayment of loan from William Hill	(2,500)	-
Exercise of employee options	4	-
Issuance of shares, net of issuance costs and other initial public offering expenses	43,380	-
Net cash generated from financing activities	43,384	6,500

Net increase (decrease) in cash and cash equivalents	45,077	(435)
Cash and cash equivalents at the beginning of the year	778	1,213

Cash and cash equivalents at the end of the year	45,855	778

April 13, 2022
Moti Malul

April 13, 2022
Laurent Teitgen

The accompanying notes are an integral part of these financial statements.

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – GENERAL

NeoGames S.A. (the “Company”, together with its subsidiaries, a joint operation and a joint venture - the “Group”) was incorporated in Luxemburg on April 10, 2014 for an unlimited period of time. The Company’s registered office is L-2146 Luxembourg, 63-65 rue de Merl (until 6 December 2021: 1260 Luxembourg, 5, Rue de Bonnevoie) and the Company is registered in the Trade Register under number B 186.309 in Luxembourg.

The accounting year of the Company begins on 1st of January and ends on December 31 of each year.

On November 10, 2020 the Company changed its corporate form from a private limited liability company to a public limited liability company, changed its name from Neogames S.à r.l. to NeoGames S.A., converted the share capital from EUR 18,100.3584 to USD 21,485.1254, increased the share capital by USD 17,459.85 and completed a 1: 8.234 (approximated) reverse split of its share capital. For further information we refer to note 11. The Company has been listed on Nasdaq Global Market since November 19, 2020, under the symbol “NGMS”.

On November 24, 2020, the Company completed its initial public offering of 5,528,650 ordinary shares, no par value, including 721,128 ordinary shares sold pursuant to the full exercise of the underwriters’ overallotment option. The offering consisted of 2,987,625 ordinary shares offered by the Company and 2,541,025 ordinary shares offered by certain selling shareholders. The ordinary shares were sold at an offering price of $17.00 per ordinary share for an aggregate offering value of $94.0 million.

The Company has a branch in Malta, NeoGames S.A. (Malta branch) which was registered in Malta on March 30, 2015, in order to undertake management and administrative services in Malta for its head office.

The corporate purpose of the Company is to develop activities in relation with iLottery and iGaming solutions and services as well as any related areas. This includes the (i) the acquisition, holding and disposal, in any form, by any means, whether directly or indirectly, of participations, rights and interests in, and obligations of, Luxembourg and foreign companies, (ii) the acquisition by purchase, subscription, or in any other manner, as well as the transfer by sale, exchange or in any other manner of stock, partnership interests, bonds, debentures, notes and other securities or financial instruments of any kind (including notes or parts or units issued by Luxembourg or foreign mutual funds or similar undertakings) and receivables, claims or loans or other credit facilities and agreements or contracts relating thereto, and (iii) the ownership, administration, development and management of a portfolio of assets (including, among other things, the assets referred to in (i) and (ii) above).

The Group is a leading global technology provider engaged in the development and operation of online lotteries and games, allowing lottery operators to distribute lottery products via online sales channels while using the Group’s technology.

The Company serves content and platform contracts across Europe and the United States of America through its wholly owned operating subsidiaries: NeoGames Systems Ltd. (“NGS”), incorporated in 2014, and NeoGames Ukraine, incorporated in 2018. In 2014, the Company incorporated NeoGames US LLP (“NeoGames US”) serving as the active arm for the North American market and in 2018 incorporated NeoGames S.R.O, in the Czech Republic to operate the Company’s Czech project.

The Company’s principal shareholders are William Hill Organization Limited (“William Hill”), Barak Matalon, Pinhas Zehavi, Elyahu Azur and Aharon Aran, that collectively own a majority of Aspire Global Plc (“Aspire”), a publicly traded company which conducts iGaming operations through its subsidiaries (together with Aspire, the “Aspire Group”).

William Hill funded the Group’s growth in a form of a credit facility (see Note 9). William Hill also had options to acquire the remaining share capital of the Company in consideration for performance-based amounts, of which one was expired in 2019 and the second was waived on September 9, 2020, as a result of the Board of Directors’ resolution that the Company will take the necessary steps to prepare for an initial public offering.

The Group, together with a publicly traded Canadian Company, Pollard Banknote Limited (“Pollard”), developed, established and operate a licensed iLottery platform on behalf of the State of Michigan in the United States (the “Michigan Joint Operation”), whereby the relating contract was extended in December 2020 through July 2026.

On July 31, 2014, Pollard and NeoGames US jointly established an equal ownership share, NeoPollard Interactive LLC (“NPI” or the “Joint Venture”) in order to participate in iLottery tenders in the North American market. NPI has operated the Virginia

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – GENERAL (Cont.)

State Lottery online e-Subscription program, since 2015, whereby the relating contract was extended in May 2020 and expanded to include a digital instant games portfolio, through October 2026, the iLottery platform on behalf of New Hampshire Lottery since September 2018 (initial terms of seven years) and the North Carolina Education Lottery iLottery platform since October 2019 (initial terms of five years with an option to extend for additional five years).

In April 2017, the Group developed, established and launched the Digital Entertainment Hub solution together with the leading lottery operator in the Czech Republic, SAZKA a.s., whereby the relating contract was extended on March 31, 2020 through the end of December 2025.

The Company is carefully monitoring the outbreak and spread of the coronavirus (“COVID-19”) across the world and specifically in the United States. Proactive measures have been taken to reduce the risk to the Group’s staff and to ensure business continuity. The Group is an online organization where working remotely and meeting virtually are established ways of working. The Group’s operations, which are limited to iLottery, have not been negatively impacted and the Group does not expect its operations to be negatively impacted by the outbreak of COVID-19. However, depending on the duration of the pandemic, there could be a negative impact on the Group’s operations.

While we have not experienced a material impact to date, the ongoing COVID-19 and similar health epidemics and contagious disease outbreaks could significantly disrupt our operations and adversely affect our business, results of operations, cash flows or financial condition.

In preparing these financial statements, the Board of Directors has assessed the ability of the Company to continue to operate. Following this assessment the Board of Directors believes it appropriate to prepare these financial statements on a going concern basis.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies followed in the preparation of the financial statements, on a consistent basis, unless otherwise stated, are:

A.	Accounting principles

The financial statements of the Company as of December 31, 2020 and as of December 31, 2019 have been prepared in accordance IFRS as adopted by EU (hereinafter “IFRS”).

The principal accounting policies adopted for dealing with items which are considered material or critical in determining the results for the year and in stating the financial position, are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

Changes in accounting policies

New accounting standards effective in the 2020 financial year
The following standards, changes to standards and interpretations must be applied from 1 January 2020:
Amendments to References to the Conceptual Framework in IFRS Standards: The revised Conceptual Framework for Financial Reporting is used to develop new standards and interpretations. The definitions of assets and liabilities as well as the guidance on measurement and derecognition, presentation and disclosures were amended. This did not result in any technical amendments to current standards. The amendments merely updated the references to the conceptual framework in exiting standards. The conceptual framework itself was not the subject of the endorsement procedure. The financial statements of the Company were not affected.
Amendments to IAS 1 and IAS 8 – Definition of Material: The amendments to IAS 1 and IAS 8 clarify the definition of “material”. Besides additional explanations, the definition of “material” in the conceptual framework as well as all standards was aligned with the central definition anchored in IAS 1. The financial statements of the Company were not materially affected.
Interest Rate Benchmark Reform – Phase 1: Amendments to IFRS 9, IAS 39 and IFRS 7: Entities can continue to use hedge accounting and designate new hedging relationships despite the expected replacement of various interest rate benchmarks. The financial statements of the Company were not affected.

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.)

A.	Accounting principles (Cont.)

Amendments to IFRS 3, Business Combinations – Definition of a Business: The amendments relate to the definition of a business and include clearer guidance for distinguishing between a business and a group of assets when applying IFRS 3. According to the amendments, the definition of a business includes having both inputs and at least one substantive process that together are able to create outputs. Output is deemed to be only the sale of goods and provision of services as well as the generation of capital and other income. Alternatively, there is an option to apply a concentration test to assess whether an acquired set of activities and assets is not a business. The financial statements of the Company were not affected.

New accounting standards adopted by the EU but only effective in future periods

The following standards, amendments to standards and interpretations have already been endorsed by the EU. However, they will only be effective in future periods:
Amendments to IFRS 4, Insurance Contracts – Deferral of effective date of IFRS 9 (issue date: 25 June 2020, effective for financial years beginning on or after 1 January 2023): The effective date of IFRS 17, which will replace IFRS 4, was deferred to 1 January 2023. The expiry date of the temporary exemption from IFRS 9 in IFRS 4 was therefore also deferred to 1 January 2023.
Amendment to IFRS 16 – COVID-19-Related Rent Concessions (issue date: 28 May 2020, effective for financial years beginning on or after 1 June 2020): Under certain conditions, the amendment permits lessees not to assess whether rent concessions granted as a direct consequence of the COVID-19 pandemic are lease modifications. If the conditions are met, lessees may instead account for those rent concessions as if they are not lease modifications. The amendment must be applied for annual periods beginning on or after 1 June 2020 and only applies to relevant lease payments before 30 June 2021. The application will not have any effect on the financial statements of the Company.
Interest Rate Benchmark Reform – Phase 2: Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 (issue date 27 August 2020, effective for financial years beginning on or after 1 January 2021): The amendments simplify the reporting of changes to contractual cash flows and hedge accounting required as a result of IBOR reform. They relate to the actual change in interest rate benchmarks. Application will not have a material impact on the financial statements.

Onerous contracts – Costs of Fulfilling a contract (Amendments to IAS 37): The amendments specify which costs an entity includes in determining the cost of fulfilling a contract for the purpose of assessing whether the contract is onerous. The amendments apply for annual reporting periods beginning on or after 1 January 2022 to contracts existing at the date when the amendments are first applied. At the date of initial application, the cumulative effect of applying the amendments is recognised as an opening balance adjustment to retained earnings or other components of equity, as appropriate. The comparatives are not restated. The Group has determined that all contracts existing at 31 December 2020 will be completed before the amendments become effective.

In addition, the IASB and the IFRIC have issued a number of other pronouncements in the year 2020 and in previous years whose application was not mandatory for the 2020 financial year. The application of these IFRSs is dependent on their adoption by the EU. The effects on the financial statements are being assessed by Company.

B.	Separate financial statements

The separate financial statements of the Company are presented in addition to the consolidated financial statements of the Company and its subsidiaries which are publicly available on the Company's website - https://ir.neogames.com/sec-filings.

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.)

C.	Foreign currency

The Company maintains its books and records in US dollar (“USD”). The financial statements of the Company are prepared in US dollars (the functional currency), which is the currency that best reflects the economic substance of the underlying events and circumstances relevant to the Company’s transactions. Balances in foreign currencies are translated into US dollars in accordance with the principles set forth by International Accounting standard IAS 21 “The Effects of Changes in Foreign Exchange Rates”. Accordingly, transactions and balances in currencies other than the functional currency have been translated into US dollars as follows:

   Monetary assets and liabilities — at the rate of exchange applicable at the end of the reporting year; Income and expense items — at exchange rates applicable as of the date of recognition of those items; Non-monetary items — at the rate of exchange at the time of the transaction.

All foreign exchange gains or losses resulting from the above translation were credited or debited to the statement of profit or loss and other comprehensive income in accordance with IAS 21.

The exchange rate of significant currencies outside the euro zone used in the preparation of the Financial Statements is as follows:

Currency	ISO Code	Year-end exchange rate EUR 1 quoted into currencies specified below	Average rate EUR 1 quoted into currencies specified below

U.S.-Dollar	USD	1,2271	1,14128

D.	Property and equipment

Property and equipment comprise of data center (servers) and software and are stated at cost less accumulated depreciation. Carrying amounts are reviewed at the end of each reporting year. Where the carrying amount of an asset is greater than its estimated recoverable amount, it is written down immediately to its recoverable amount.

Depreciation is calculated to write off the cost of fixed assets to their residual amounts on a straight line basis over the expected useful lives of the assets concerned. The principal annual rates used for this purpose, are:

%

Computers and computers equipment	25-33
Office furniture and equipment	7
Leasehold improvements	Over the shorter of the term of the lease or useful lives

Subsequent expenditures are included in the assets carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits will flow to the Company and the cost of the item can be measured reliably. All other repairs and maintenance are charged to profit and loss during the financial period in which they are incurred.

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont.)

E.	Property and equipment (Cont.)

Gains and losses on disposals are determined by comparing proceeds with carrying amount and are recognized in profit and loss.

The depreciation method and the estimated useful life of an asset are reviewed at least each year-end and the changes are accounted for as a change in accounting estimate on a prospective basis.

An item of property and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.

F.	Intangible assets

Intangible assets of the Company comprise development costs capitalization, which are amortized over their useful life and reviewed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method are reviewed at least at each year end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are treated prospectively as a change in accounting estimates.

Research expenditures are recognized in profit or loss when incurred. An intangible asset arising from a development project or from the development phase of an internal project is recognized if the Company can demonstrate:

•	The technical feasibility of completing the intangible asset so that it will be available for use or sale.
•	The Company's intention to complete the intangible asset and use or sell it.
•	The ability to use or sell the intangible asset.
•	How the intangible asset will generate future economic benefits.
•	The availability of adequate technical, financial and other resources to complete the intangible asset; and
•	The ability to measure reliably the respective expenditure asset during its development.

Following initial recognition of the development expenditure as an asset, the asset is carried at cost less any accumulated amortization and accumulated impairment losses. Amortization of the asset begins when development is complete, and the asset is available for use. It is amortized over the period of expected future benefit of 3 years.

G.	Shares in affiliated undertakings

Investments in subsidiaries in the financial statements of the Company are stated at cost, less any impairment in recoverable value in accordance with IAS 27. Provision is only made where, in the opinion of the Directors, there has been a permanent diminution in value and is recognised in the statement of profit or loss and other comprehensive income.

For Company's significant subsidiaries list see Note 8.

H.
Trade receivables and other receivables

Trade receivables are initially recognized at transaction price and subsequently measured at amortized cost and principally comprise amounts due from related parties and iLottery companies. The Company has applied the standard simplified approach and has calculated the Expected credit losses based on lifetime of expected credit losses, with de-minimis results. Bad debts (if any) are written off when there is objective evidence that the full amount may not be collected.

I.
Cash and cash equivalents

Cash and cash equivalents comprise cash and short-term bank deposits with an original maturity of three months or less.

Restricted deposit includes mainly funds being held in the bank securing guarantee issued in favor of a certain customer.

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.)

J.	Financial instruments

Financial assets and financial liabilities are recognized in the Company’s statement of financial position when the Company becomes a party to the contractual provisions of the instrument.

Financial assets and financial liabilities are initially measured at fair value and subsequently measured at amortized cost based on the effective interest rate, as applicable.

Company’s financial assets are including trade receivables (see Note 2G), other receivables, receivables from subsidiaries and Aspire Group.

Company’s financial liabilities are including trade and other payables, Aspire Group, Capital notes, loans and accrued interest due to Aspire Group (see Note 9B) and Loans and other from William Hill, net (see Note 9A).

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-tier fair value hierarchy prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one more significant inputs or significant value drivers are unobservable.

Financial assets and financial liabilities are offset and the net amount presented in the statement of financial position when, and only when, the Group currently has a legally enforceable right to set off the amounts and it intends either to settle them on a net basis or to realise the asset and settle the liability simultaneously.

K.	Provisions

Provisions, which are liabilities of uncertain timing or amounts, are recognized when the Company has a legal or constructive obligation as a result of past events, if it is probable that an outflow of funds will be required to settle the obligation and a reliable estimate of the amount of the obligation can be made. Provisions are included in the line item “Trade and other payables”.

L.	Revenue recognition

Revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring services to a customer; the transaction price. The Company includes in the transaction price an amount of variable consideration as a result of revenue adjustments only to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognised will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Estimations for these adjustments are based on the Company's experience with similar contracts and forecast sales to the customer.

The Company recognises revenue when the parties have approved the contract (in writing, orally or in accordance with other customary business practices) and are committed to perform their respective obligations, the Company can identify each party's rights and the fixed payment terms for the goods to be transferred, the contract has commercial substance (i.e. the risk, timing or amount of the Company's future cash flows is expected to change as a result of the contract), it is probable that the Company will collect the consideration to which it will be entitled in exchange for the goods that will be transferred to the customer and when specific criteria have been met for each of the Company's contracts with customers.
The Company bases its estimates on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement. In evaluating whether collectability of an amount of consideration is probable, the Company considers only the customer's ability and intention to pay that amount of consideration when it is due.

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Estimates of revenues, costs or extent of progress toward completion are revised if circumstances change. Any resulting increases or decreases in estimates are reflected in the statement of comprehensive income in the period in which the circumstances that give rise to the revision become known to the Company.

•
Identification of performance obligations. The Company assesses whether contracts that involve the provision of a range of goods and/or services contain one or more performance obligations (that is, distinct promises to provide a service) and allocates the transaction price to each performance obligation identified on the basis of its stand‑alone selling price. A good or service that is promised to a customer is distinct if the customer can benefit from the good or service, either on its own or together with other resources that are readily available to the customer (that is the good or service is capable of being distinct) and the Company's promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (that is, the good or service is distinct within the context of the contract).

•	Sale of products. Sales of products are recognised at the point in time when the Company satisfies its performance obligation.

•
Sale of services: The Company recognizes revenue from a contract when (or as) it fulfils an execution engagement by passing a promised asset or service to a client. An asset is transferred when (or as) the customer acquires control of that asset. The customer acquires control of a good or a service when it can direct its use and receive virtually all the remaining benefits from it. Revenue is defined as the amount that the Company expects to be entitled to in exchange for the goods or services it has transferred to a customer, except for amounts received on behalf of third parties. Variable amounts are included in the consideration and are calculated using either the "expected value" method or the "most probable amount" method. The commitment to performance of the contract can be fulfilled either at a specific time or over time.

The fulfilment of a commitment to sell a good or provide a service takes place over a long period when:

-	the client receives and at the same time uses the benefits resulting from the execution by the Company during the execution by the Company,
-	the execution by the Company creates or strengthens an asset the control of which belongs to the client as the asset is created or enhanced; or
-
the Company's execution does not entail the creation of an alternative asset for the Company and the Company has an enforceable payment right over the execution that has been completed by the given date.

When the Company performs its contractual obligations by transferring goods or services to a client before the customer pays the consideration or before the payment becomes due, the Company represents the contract as a contractual asset. A conventional asset is the entity's right in exchange for goods or services which it has transferred to a customer such as when the construction services are transferred to the customer before the Company has the right to issue an invoice.
When the customer pays a consideration, or the Company retains a right to a price that is unconditional prior to performing the obligations of the service contract, then the Company represents the contract as a contractual obligation. The contractual obligation is derecognized when the contract obligations are executed, and the revenue is recorded in the statement of comprehensive income.

The Company generates its revenues through three streams:

•	Royalties from provision of proprietary games content (which are recognized in the accounting periods in which the gaming transactions occur).
•	Fees from access to intellectual property rights (which are recognized over the useful periods of the intellectual property rights).
•	Fees from development services (which are recognized in the accounting periods in which services are provided).

Revenue from provision of services is recognized over time either through the straight-line method during the period in which customers receive and at the same time reap the benefits accruing from the provision of the service on the part of the Company or on the consideration the Company must invoice on the basis of the hours worked.

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont.)

I.	Development expenses

Costs for development activities, whereby research findings are applied to a plan or design for the production of new or substantially improved products and processes, are capitalized if criteria of IAS 38.57 are met: (1) development costs can be measured reliably, the product or process is (2) technically and (3) commercially feasible, (4) future economic benefits are probable and (5) the Company intends, and (6) has sufficient resources, to complete development and to use or sell the asset. The costs capitalized include the cost of materials, direct labour and other directly attributable expenditure that serves to prepare the asset for use. Such capitalized costs are included in line item other intangible assets as internally generated intangible assets.

Other development costs are expensed as incurred. Capitalized development costs are stated at cost less accumulated amortization and impairment losses with an amortization period of 3 years (after completion).

J.	Selling and marketing expenses

Selling and marketing expenses include the cost of materials, direct labour and other directly attributable expenditure, as well as costs for advertising and depreciation and amortization allocated to sales and marketing cost center.

K.	General administrative

General and administrative expenses primarily represent the costs required to support administrative and include direct labour and other directly attributable expenditure, as well as depreciation allocated to the administration cost center.

L.	Reserve with respect to funding transactions with related parties

Transactions with related parties are accounted for based on fair value. Any difference between the nominal value and the fair value that arises in transactions with related parties are recorded directly into equity to a “Reserve with respect to funding transactions with related parties”.

M.	Share-based payment

Where equity settled share based payment arrangements are awarded to employees, the fair value of the options at the date of grant is charged to the statement of comprehensive income (loss) over the vesting period with a corresponding increase in equity. Non-market vesting conditions are taken into account by adjusting the number of equity instruments expected to vest at each reporting date so that, ultimately, the cumulative amount recognized over the vesting period is based on the number of options that eventually vest. Non-vesting conditions and market vesting conditions are factored into the fair value of the options granted. As long as all other vesting conditions are satisfied, a charge is made irrespective of whether the market vesting conditions are satisfied. The cumulative expense is not adjusted for failure to achieve a market vesting condition or where a non-vesting condition is not satisfied.

    Where the terms and conditions of options are modified before they vest, the increase in the fair value of the options, measured immediately before and after the modification, is also charged to the statement of comprehensive income (loss) over the remaining vesting period. Where the terms and conditions of options are modified after they vest, the increase in the fair value of the options measured and recorded in the statement of comprehensive income (loss) immediately after the modification.

N.	Finance income and expenses

Finance income comprises of net currencies with exchange rates differences, while finance expenses are comprised of interest on related parties funding, net currencies exchange rates differences, interest on leases liabilities and banks charges.

O.	Income taxes

The Company applies IAS 12, Income taxes. Current taxes are calculated based on the profit (loss) of the fiscal year and in accordance with local tax rules of the tax jurisdiction respectively. Expected and executed additional tax payments respectively tax refunds for prior years are also taken into account. Under the liability method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statement of profit or loss, unless related to items directly recognized in equity, in the period the new laws are enacted or substantively enacted. Deferred tax assets are recognized to the extent that it is probable that future taxable income will be available against which the deductible temporary differences, unused tax losses and unused tax credits can be utilized.

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 3 - CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

The preparation of financial statements, in conformity with Generally Accepted Accounting Principles (GAAP) under IFRS as adopted by EU, requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the amounts of revenues and expenses recognised during the reporting period. Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results ultimately may differ from those estimates.

The Company evaluates its estimates on an on-going basis using historical experience and other factors, including expectations of future events that are considered reasonable under the circumstances.

The following paragraphs detail the estimates and judgments the Company believes to have potentially the most significant impact on the annual results under IFRS as adopted by EU.

Judgments made by management in applying the accounting policies, other than those dealt with below, that could have a significant effect on the amounts recognised in the financial statements are:

•	capitalization of software development costs under principles of IAS 38,
•	revenue recognition under principles of IFRS 15,
•	going concern.

Assumptions and estimation uncertainties

•
Recognition and measurement of intangible assets (development costs) – Costs for development activities, whereby research findings are applied to a plan or design for the production of new or substantially improved products and processes, are capitalized only if all of the criteria of IAS 38.57 are met, see note 2L.

Funding transactions with related parties:

The fair values of the funding transactions with related parties, the reserve relating to the funding transactions with related parties and the related interest expenses are recorded based on discounted cash flow of the anticipated repayments, calculated using a market interest rate determined by a reputable appraiser. For further details, see Note 6.

Share based payments/compensation:

The compensation expenses of stock options are vested over service periods, but exercisable only upon consummation of certain events as provided in the letter of grants. Stock based compensation expenses were recorded based on the fair values of the options, using the Black-Scholes model assumptions as well as the likelihood of the fulfillment of such events at the respective grant dates. For further details see Note 10.

NOTE 4 – CASH AND CASH EQUIVALENTS

Cash and cash equivalents for the purpose of the statement of cash flows comprises:

	31.12.2020	31.12.2019
	U.S. dollars (in thousands)

Cash at bank available on demand	45,844	771
Cash on hand	11	7
Total	45,855	778

NOTE 5 – TRADE RECEIVABLES

	31.12.2020	31.12.2019
	U.S. dollars (in thousands)

Trade receivables from third parties (due < 1 year)	2,121	1,736
Total	2,121	1,736

Valuation allowances as of fiscal year end amounting to 0 kUSD (2019: 0 kUSD).

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 6 – RECEIVABLES FROM SUBSIDIARIES

	31.12.2020	31.12.2019
	U.S. dollars (in thousands)

Receivables from subsidiaries (due < 1 year)	16,512	6,980
Total	16,512	6,980

Payables from subsidiaries (due < 1 year)	7,492	6,207
Total	7,492	6,207

Valuation allowances as of fiscal year end amounting to 0 kUSD (2019: 0 kUSD).

NOTE 7 - INTANGIBLE ASSETS

	As of December 31,
	2020	2019
	U.S. dollars (in thousands)

Cost:
Balance at beginning of the period	45,070	33,616
Additions	13,128	11,454
As of December 31,	58,198	45,070

Accumulated amortization:
Balance at beginning of the period	30,657	22,885
Amortization	9,706	7,772
As of December 31,	40,363	30,657

Net Book Value:
As of December 31,	17,835	14,413

NOTE 8 – SHARES IN AFFILIATED UNDERTAKINGS

The interest held in subsidiaries as at 31 December 2020 is as follows:

Amounts in U.S. dollars (in thousands)

Entity Name	Country of incorporation	31/12/2020 Net Book Value		31/12/2020 Net Equity	31/12/2020 Profit / (Loss)	31/12/2020 Interest held (%)
NeoGames Systems Ltd	Israel	0	*	5,463	110	100
NeoGames Ukraine	Ukraine	202		281	173	100
NeoGames US LLP	USA	0	*	2,540	2,085	100
NeoGames S.R.O.	Czech Republic	0	*	(2)	(94)	100
Totals		202		8,282	2,274

*Amounts are below $1 thousands
Figures above are under IFRS (not audited).

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 9 - RELATED PARTIES

A.	WILLIAM HILL:

On June 18, 2018, the Company entered into a license agreement with WHG (International) Ltd. (“WHG”), an affiliate of William Hill. Pursuant to the license agreement, the Company has granted WHG a sub-license to use the NeoSphere Platform (the “Licensed IP”) for a period of four years (the “Initial Period”) to operate in the US iGaming market and additional jurisdictions agreed to by the parties. It was also agreed that William Hill will compensate the Company for the right to use the Licensed IP as well as costs associated with adjustments (“Developed IP”) required to be made to the Licensed IP so that the Licensed IP would be deemed complaint with specific market requirements and other market practices. Upon a change in control of the Company, WHG has the option (the “IP Option”) to convert the license into a perpetual license for a payment of £15.0 million. The Company has also agreed to provide WHG with the IP Option following the completion of a four-year period from the date of the term sheet. The fair value of the IP Option liability was valued with the assistance of a third-party appraiser to be approximately $3.45 million.

The Company’s total revenues from this license agreement in the year ended December 31, 2020 and 2019 amounted approximately $6.7 million and $5.7 million, respectively. The outstanding amounts due under this license agreement as of December 31, 2020 and 2019 amounted to approximately $2.0 million and $1.5 million, respectively, and are included in trade receivables (note 5).

During 2018, the Company borrowed $4.0 million with a stated annual interest rate of 5.0% (the “First Loan”) and $2.0 million with a stated annual interest rate of 1.0% from the credit facility being made available by William Hill pursuant to the Investment and Framework Shareholders’ Agreement dated August 6, 2015. During 2019, the Company borrowed a total of $6.5 million with a stated annual interest rate of 1.0% from this credit facility. All three loans were due in August 2020; however, all the loans were extended in 2020 as described below.

In February 2020, the parties agreed to extend the original repayment schedule such that, all principal loan amounts are due for a full repayment (interest plus principal) on June 15, 2023 and the First Loan is due for repayment on June 30, 2021. The implied benefit of $2.5 million (reflecting the extension of the original repayment schedule) was accounted for as a modification of debt in accordance with IFRS 9, with a related party and therefore recorded in “Reserve with respect to funding transactions with related parties” in the statement of changes in equity (deficit) and will be amortized as additional interest expense over the remaining period of the loans.

On September 18, 2020, the Company borrowed $2.5 million from the credit facility to partially early repay the principal of the First Loan. The loan bears an annual interest rate of 1.0%, which is below market interest rate, and is due in full on June 15, 2023. Therefore, the $0.6 million difference in discounted cash flows to be paid for the outstanding amount based on the market annual interest rate of 12% amounted to $1.9 million, and its face value was recorded directly into the statement of changes in equity (deficit) under “Reserve with respect to funding transactions with related parties” as

“Benefit to the Company by an equity holder with respect to funding transactions” and will be amortized as additional interest expense over the period of the loan.
The difference in the interest rates between the calculated annual market interest rate of 12% and interest due on these loans was recorded as loan discounts to be amortized over the funding repayment period as additional finance expenses. Accordingly, the Company recorded interest expenses on the loans based on the fair value market interest rate of $1.4 million, $1.3 million and $0.2 million in 2020, 2019 and 2018, respectively.

Loans and other due to William Hill, net:

	As of December 31,
	2020	2019
	U.S. dollars (in thousands)

Loan principals	12,500	12,500
Discounts	(2,492)	(465)
Accrued interest	677	421
Liability with respect to IP Option	3,450	3,450
Receivables on IP Option	(1,497)	(1,661)
	12,638	14,245

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 9 - RELATED PARTIES (Cont.)

B.	ASPIRE GROUP:

On August 6, 2015, the Company entered into a services agreement with Aspire and William Hill pursuant to which the Company has provided Aspire with certain dedicated development, maintenance and support services necessary for the operation of Aspire's business (the “Transition Service Agreement”).

In the reported periods, the Company provided and received certain services from the Aspire Group, such as research and development services and administrative services as follows:

	For the year ended December 31,
	2020	2019
	U.S. dollars (in thousands)

Revenues	2,430	4,099

Expenses – Labor:	66	68

Capital notes and accrued interest from the Aspire Group:

As of December 31,	Principal amount	Balance*	Contractual interest rate	Effective interest rate
	U.S. dollars (in thousands)%
2020	21,838	17,739	1	20
2019	21,838	14,987	1	20

* including accrued interest of $582 thousand and $582 thousand as of December 31, 2020 and 2019, respectively.

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 10 - SHARE BASED PAYMENTS

During the first quarter of 2019, the Company reached an agreement with Company’s former Chief Executive Officer following his termination of employment, to extend the expiration date of the options granted to him on May 20, 2015 by four years.

The fair value of the extended options was estimated as of the June 30, 2019, using the Black-Scholes model.

The following table summarizes the underlying assumptions used in the model:

Dividend Yield	0%
Expected volatility	31%
Risk free interest rate	2.48%
Expected life	2 years
Weighted average exercise price	$0.17
Price per share	$0.52
Grant date fair value of each option	$0.36

As a result of the above mentioned modification during 2019, the Company recorded $250 thousand of share based compensation expenses.

On May 13, 2019, the Company granted to certain employees 4,321,500 options to purchase its shares that will be vested over a service period of four years.

The fair value of the options granted was estimated as of the Grant Date using the Black-Scholes model.

The following table summarizes the underlying assumptions used in the model:

Dividend Yield	0%
Expected volatility	29.67%-30.2%
Risk free interest rate	2.21%- 2.28%
Expected life	5.5-7 years
Weighted average exercise price	$0.17
Price per share	$0.52
Grant date weighted average fair value per option	$0.38

On July 1, 2019, the Company has amended to certain employees, who agreed to it, certain terms of options granted as part of 2015 and 2017 plans. According to the amendment, the exercise of the options shall no longer be conditioned upon M&A transaction or IPO. The options, which are no longer conditioned, are considered as being granted on July 1, 2019 and are vested over a period of two years from the new grant date.

The fair value of the options granted was estimated as of the new Grant Date using the Black-Scholes model.

The following table summarizes the underlying assumptions used in the model:

Dividend Yield	0%
Expected volatility	29.3%-29.86%
Risk free interest rate	1.8%-1.85%
Expected life	5.12-6 years
Weighted average exercise price	$0.21
Price per share	$0.52
Grant date weighed average fair value of an option	$0.34

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 10 - SHARE BASED PAYMENTS (Cont.)

On July 13, 2020, the Company granted to certain employees options to purchase an aggregate of 415,000 of its ordinary shares that will vest over a service period of four years.

The fair value of the options granted was estimated to be $0.6 million as of the July 13, 2020 grant date using the Black-Scholes model:

Dividend Yield	0%
Expected volatility	39.4%-37%
Risk free interest rate	0.35%-0.48%
Expected life	5.5-7 years
Weighted average exercise price	$0.17
Price per share	$1.5

On November 18, 2020, the Company granted to the Chairman of the Board options to purchase an aggregate of 48,581 of its ordinary shares that will vest over a service period of two years. On the same date the Company granted to certain consultant options to purchase an aggregate of 12,145 of its ordinary shares that will vest over a service period of four years.

The fair value of the options granted was estimated to be $0.4 million as of the November 18, 2020 grant date using the Black-Scholes model:

Dividend Yield	0%
Expected volatility	39%-42%
Risk free interest rate	0.42%-0.64%
Expected life	5.13-7 years
Weighted average exercise price	$17
Price per share	$17

The following table summarizes option activities for the years ended December 31, 2020and 2019:

	2020		2019
	Weighted average exercise price ($)	Number	Weighted average exercise price ($)	Number

Outstanding at January 1,	1.48	1,632,220	1.56	1,113,218
Granted during the year	9.92	111,129	1.40	524,867
Exercised during the year	1.40	(12,473)	-	-
Forfeited during the year	1.73	(22,856)	1.81	(5,865)
Outstanding at December 31,	2.02	1,708,020	1.48	1,632,220

Vested and exercisable at December 31,	1.52	1,203,456	1.48	1,045,076

On November 10, 2020 the Company completed a 1: 8.234 reverse split of its share and the numbers of options and the exercise price were adjusted accordingly in the tables above.

As of December 31, 2020, the Company had unrecognized share-based compensation expenses related to options of $1.3 million, which is expected to be recognized over a weighted average period of approximately 1.8 years.

The expenses on share based payments recognized in the profit or loss in 2020 amount to kUSD 969.

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 11 – EQUITY

The following describes the nature and purpose of each reserve within equity:

Reserve	Description and purpose

Share premium	Amount subscribed for share capital in excess of nominal value.
Share based payments reserve	Fair value of the vested employees' options to purchase Company shares.
Reserve with respect to transaction under common control
The reserve represents the difference between the fair value of the consideration and the book value of the intangible assets as was accounted for by the seller, with respect to acquisition under common control.

Reserve with respect to funding transactions from related parties	See Note 9

Legal reserve with respect to associate companies	The Company is required to allocate a minimum of 5% of its annual net income to a legal reserve, until this reserve equals 10% of the subscribed share capital. This reserve may not be distributed.

Share capital

As at December 31, 2019 NeoGames S.A.’s fully paid in share capital totaled EUR 18,100.3584 represented by 181,003,584 shares, without nominal value.

On November 10, 2020, the Company converted its share capital from EUR 18,100.3584 to USD 21,485.1254 (conversion rate on November 10, 2020: EUR / USD 1.1870), increased its share capital by USD 17,459.85 by issuing 102,705 ordinary shares without nominal value and completed a 1: 8.234 (approximated) reverse split of its share capital.

On November 24, 2020, the Board of Directors approved the increase of share capital of USD 5,289.68 within the limits of the authorized capital of the Company through the issuance of a 2,987,625 new shares, without nominal value,

As at December 31, 2020, NeoGames S.A.’s fully paid in share capital totaled USD 44,234.66 represented by 24,983,855 shares, without nominal value. The residual authorized capital amounts to USD 189,435.22 as at December 31, 2020.

NOTE 12 – REVENUES

	2020	2019
	U.S. dollars (in thousands)

Games royalties	2,113	2,190

Development and other services from Aspire (See also Note 9B)	2,430	4,099
Development and other services from inter group
to NPI and Michigan Joint Operation	8,844	5,947
Total Development and other services	11,274	10,046
Use of IP rights (see also Note 9A)	6,695	6,285
Software services provided to subsidiaries	21,249	5,345
Total Revenues	41,331	23,866

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 13 - GENERAL AND ADMINISTRATIVE EXPENSES

	2020	2019
	U.S. dollars (in thousands)
Labor and related	403	857
Labor and related from a Related Company	42	46
Professional fees	639	349
Travelling	40	221
Other	1,065	63
Total General and Administrative Expenses	2,189	1,536

NOTE 14 - FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company is exposed to a variety of financial risks, which result from its financing, operating and investing activities. The objective of financial risk management is to minimize exposures in these financial risks and to mitigate a negative impact on the Company’s financial performance and position. The Company’s financial instruments are its cash and cash equivalents, trade and other receivables, capital notes and loans from related parties, lease liabilities and trade and other payables. The Company actively measures, monitors and manages its financial risk exposures by various functions pursuant to the segregation of duties and principals. The risks arising from the Company’s financial instruments are mainly credit risks and currency risk. The risk management policies employed by the Company to manage these risks are discussed below.

A.	Credit risk

Credit risk arises when a failure by counterparties to discharge their obligations could reduce the amount of future cash inflows from financial assets on hand at the end of the reporting year.

The Company closely monitors the activities of its counterparties enabling it to ensure the prompt collection of customer balances. Furthermore, the Company engages only with reputable customers.

Credit risk also arises from cash and cash equivalents and deposits with banks and financial institutions. For banks and financial institutions, only independently rated parties with acceptable ratings are authorized.
The Company does not enter into derivatives to manage credit risk of this type.

Quantitative disclosures of the credit risk exposure in relation to financial assets are set out below. These also include certain other liquid non-financial assets with potential credit risk. Further disclosures regarding trade and other receivables, which are neither past due nor impaired, are provided in note 5.

As of December 31, 2020, the Company had a single balance of trade receivables outstanding, exceeding 10% of the Company’s consolidated trade receivables. William Hill accounted for 92% of trade receivables outstanding.

As of December 31, 2019, the Company had trade receivables outstanding, exceeding 10% of the Company’s consolidated trade receivables, from two customers. William Hill accounted for 84% and JSC accounted for 14% of trade receivables outstanding.

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 14 - FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (Cont.)

B.	Market risk

(i)	Currency risk

Currency risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates.

Foreign exchange risk also arises when Company operations are entered into in currencies denominated in a currency other than the functional currency.

Currency exposures are monitored by the Company monthly.

Sensitivity analysis to the currency risk: The Company has not presented a sensitivity analysis for the impact on its statement of comprehensive income (loss) of potential movements in currencies rates, as the change in the fair value of its financial instruments would be negligible.

(ii)	Interest rate risk

As a result of the relevant portion of floating rate borrowings the Company is exposed to interest rate risk, in particular the risk of Euro interest rates. Whilst the Company takes steps to minimise its exposure to cash flow interest rate risk, changes in interest rates will have an impact on profit. Management continually monitor interest rate movements to assess the impact that this will have upon interest costs. The annualised effect of a 1% increase in the interest rate at the statement of financial position date on variable rate debt carried at that date would, all other variables being held constant, have resulted in a decrease of the Company’s pre-tax profit for the year of Euro 782 thousand (2019: Euro 347 thousand). A 1% decrease in the interest rate would, on the same basis, have increased pre-tax profits by the same amount.

C.	Liquidity risk

Company’s liquidity risk management aims to ensure that the Company is able to timely obtain the financing required to properly carry on its business activities, implement its strategy, and meet its payment obligations when due, while avoiding the need of having to obtain funding under unfavorable terms.

The Company monitors its liquidity in order to ensure that sufficient liquid resources are available to allow it to meet its obligations.

For this purpose, liquidity management at the Company comprises:

•	consistent financial planning and cash flow forecasting at company levels with different time horizons (monthly, annual and three year business plans);

•	diversification of financing sources;

•	diversification of the maturities of the debt issued in order to avoid excessive concentration of debt repayments in short periods of time;

•	arrangement of committed credit facilities with relationship banks, ensuring the right balance between satisfactory liquidity and adequate commitment fees.

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 14 - FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (Cont.)

The following table details the contractual maturity analysis of the Company’s financial liabilities (representing undiscounted contractual cash-flows):

		As of December 31, 2020
	In 3 months	Between 3 months and 1 year	More than 1 year	More than 5 years	Total
		U.S. dollars (in thousands)
Capital notes and accrued interest due to Aspire Group	-	-	22,419	-	22,419
Loans due to William Hill	-	2,022	11,155	-	13,177
Trade and other payables	1,955	-	-	-	1,955
Total	1,955	3,673	35,429	-	37,551

		As of December 31, 2020
	In 3 months	Between 3 months and 1 year	More than 1 year	More than 5 years	Total
		U.S. dollars (in thousands)
Capital notes and accrued interest due to Aspire Group			22,419	-	22,419
Loans due to William Hill		2,022	11,155	-	13,177
Trade and other payables	1,955			-	1,955
Total	1,955	3,673	35,429	-	37,551

		As of December 31, 2019
	In 3 months	Between 3 months and 1 year	More than 1 year	More than 5 years	Total
		U.S. dollars (in thousands)
Capital notes and accrued interest due to Aspire Group			22,419	-	22,419
Loans due to William Hill		12,920	-	-	12,920
Trade and other payables	560			-	560
Total	560	14,375	25,801	-	35,899

Capital notes and other loans include interest calculated at the rate applicable at 31 December.

Capital disclosures
The Company manages its capital to ensure that it will be able to continue as a going concern while maximizing the return to stakeholders through the optimization of the debt and equity balance. The capital structure of the Company consists of debt  and equity used to finance the assets of the Company.

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 15 - EMPLOYEES

The Company does not employ any employees (2019: nil).

Directors’ and key management personnel remuneration

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Company, including the directors of the Company. They are not employed by the Company.

NOTE 16 - FINANCE INCOME (EXPENSES)

Finance income represents interest income from related parties at amortized costs.

Finance costs represent bank borrowing and interest costs from related parties at amortized costs.

	2020	2019
	U.S. dollars (in thousands)
Finance income
Currency exchange rate differences	1,067	40
	1,067	40
Finance expenses
Currency exchange rate differences	-	143
Bank charges	63	28
	63	171

NOTE 17 – TAXATION

Tax rates applicable to the Company companies and other related
The Company is tax registered in Luxemburg and is subject to the Luxemburg corporation tax at 24.94% (2019: 24,94%) thereafter on profits derived from activities carried out in Luxemburg. The estimated carry forward losses as of December 31, 2020 was $59.9 million, the Company has not recorded relating deferred income taxes asset as its recoverability was not more likely than not. All the Company’s tax years are subject to examination.

NOTE 18 – CONTINGENT LIABILITIES

The Company has no contingent liabilities.

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 19 - DIVIDENDS

No dividend has been distributed by the Company for the years 2018, 2019 and 2020, the profit of the Company has been allocated to the reserves or to the profit brought forward.

Basic earnings per share
Basic earnings (loss) per share is calculated by dividing the earnings (loss) attributable to equity holders of the Company by the weighted average number of ordinary shares outstanding during the financial year, adjusted for ordinary shares issued during the year, if applicable.

Diluted earnings per share
Diluted earnings (loss) per share adjusts the figures used in the determination of basic earnings per share to take into account the weighted average number of additional ordinary shares that would have been outstanding assuming the conversion of options takes place as expected; and the addition of the shares to be derived from realization must have a dilutive effect.

	For the year ended December 31,
	2020	2019
	U.S. dollars (in thousands)
Basic and diluted earnings per share
Net income (loss) attributable to equity holders of the company	4,637	(4,669)
Weighted average number of issued ordinary shares	22,329,281	21,983,757
Dilutive effect of share options	1,569,196	-
Weighted average number of diluted ordinary shares	23,898,477	21,983,757
Income (loss) per share, basic (USD)	0.21	(0.21)
Income (loss) per share, diluted (USD)	0.19	(0.21)

NOTE 20 – AUDIT FEES

The fees received for the financial year 2020 by the Cabinet de révision agréé and affiliated members are broken down as follows:

o	Legal audit on standalone financial statements: kUSD 20;

o	Consolidation audit: kUSD 293;

o	Other non assurance services: none.

NOTE 21 - SUBSEQUENT EVENTS

On February 22, 2021, the Company announced the go-live of its eInstants games with the Austrian Lotteries, launching the Company’s first set of games on the win2day online gaming site. In connection with the agreement, the Company will grant the Austrian Lotteries (Österreichische Lotterien) full access to its Studio extensive portfolio of premium, award winning eInstant games.

On July 30, 2021, the Board of Directors approved a capital increase of the Company out of the authorized capital effective on July 14, 2021 by an aggregate amount of USD 877.96 through the issuance of 495,873 new shares, without nominal value, in order to bring the share capital of the Company from its current amount of USD 44,234.66 represented by 24,983,855 shares, without nominal value, to a new amount of USD 45,112.62 represented by 25,479,728 shares, without nominal value. The new shares have been fully subscribed and were fully paid including a share premium amount of USD 731,213.32. The residual authorised capital of the Company is set at USD 188,557.26.

On September 17, 2021, the Company announced the closing of an underwritten public offering of 3,975,947 ordinary shares by a certain shareholder of the Company at a price to the public of $36.00 per ordinary share. The ordinary shares sold in the offering included 518,601 ordinary shares sold pursuant to the full exercise of the underwriters’ option to purchase additional ordinary shares.

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 21 - SUBSEQUENT EVENTS (Cont.)

On September 21, 2021, the Board of Directors approved a capital increase of the Company out of the authorized capital effective on September 6, 2021 by an aggregate amount of USD 40.79 through the issuance of 23,038 new shares, without nominal value, in order to bring the share capital of the Company from its current amount of USD 45,112.62 represented by 25,479,728 shares, without nominal value, to a new amount of USD 45,153.41 represented by 25,502,766 shares, without nominal value. The new shares have been fully subscribed and were fully paid including a share premium amount of USD 32,209.41. The residual authorised capital of the Company is set at USD 188,516.47.

On December 7, 2021, the Company transferred its legal address to 63-65, rue de Merl, L-2146 Luxembourg.

On January 17, 2022, the Company announced that it has commenced a public offer to the shareholders of Aspire Global plc (Nasdaq First North Premier Growth Market: ASPIRE), (“Aspire”), a leading B2B iGaming technology solutions provider to online sports betting and casino operators, to acquire 100% of the outstanding shares of Aspire Global. NeoGames’ offer is for a total purchase price of approximately $480 million (equivalent to SEK 4.3 billion representing SEK 91.03 per share.) NeoGames S.A. is offering to acquire all the outstanding shares of Aspire Global through a combination of cash for 50% of Aspire Global shares at a price of SEK 111 per share, and equity consideration for the remaining 50% of Aspire Global’s shares consisting of 7.6 million newly-issued shares in NeoGames S.A. (equal to an exchange ratio of 0.32 shares in NeoGames S.A. per one share in Aspire Global). The exchange ratio was determined based on a $38.01 per share price for NeoGames S.A. and a SEK 111.00 per share price for Aspire Global. Newly issued NeoGames S.A. shares will be delivered in the form of Swedish depository receipts (the “Offer”). In order to fund the Proposed Acquisition of Aspire, we have entered into the Interim Facilities with Blackstone Credit, and we are seeking to negotiate and execute a long-form financing agreement prior to the Closing Date to replace the Interim Facilities. Under these financing agreements we are required to meet certain financial covenants and obligations starting September 2022.

As significant portion of our development team resides and works from Ukraine. The continuation of the local war may impact our ability to meet our long-term development delivery commitments although so far, the Company managed to mitigate the risk and no material impact has been observed on the delivery and stability of the development projects. That being stated, it is difficult to predict whether our ability to continue and develop our products in the same pace and launch new contracts in short delivery timelines may be affected by the situation in Ukraine

In March 2022, the company paid the outstanding capital notes and the accrued interest from Aspire Group, see note 6.

There were no other subsequent events than stated above.

April 13, 2022
Moti Malul

April 13, 2022
Laurent Teitgen